Exhibit 99(f)


     I hereby consent to the use of my name in the Registration Statement on Form S-4 of Chorus Communications Group, Ltd. ("Chorus") and Mid-Plains and any amendment thereto, as the same appears therein under the caption "Directors and Management of Chorus Following the Mergers" with respect to my becoming an executive officer of Chorus.


March 14, 1997                       /s/ Howard G. Hopeman


                                        Howard G. Hopeman